Exhibit 99.1

CONTACT:	Greg Petersen
804 Las Cimas Parkway, Suite 200
Austin, Texas 78746
(512) 328-2300

COOPERATIVE COMPUTING, INC. COMPLETES ITS OFFERING OF $157 MILLION SENIOR NOTES
AND ITS TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES

     AUSTIN, TEXAS, June 30, 2003 – Cooperative Computing, Inc. (CCITRIAD) announced today that it completed its notes offering of $157 million aggregate principal amount of senior notes on June 27, 2003. The notes bear interest at the rate of 10-1/2% per annum, payable semiannually on each June 15 and December 15, commencing December 15, 2003, and will mature on June 15, 2011. The notes will be guaranteed by certain of its domestic subsidiaries.

     The net proceeds of the offering were used to permit its parent, Cooperative Computing Holding Company, Inc., to repurchase shares of common stock from certain stockholders, and to purchase outstanding senior subordinated notes and repay its existing credit facility.

     Additionally CCITRIAD has completed the tender offer for its $100 million aggregate principal amount of 9% Senior Subordinated Notes due 2008. CCITRIAD accepted tenders of notes from holders of 82.5% of the $100 million outstanding notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 30, 2003 and the related Consent and Letter of Transmittal, as amended.

     The total consideration for each $1,000 principal amount of notes validly tendered is $1,022.50, plus accrued and unpaid interest up to, but not including, the payment date, which includes a consent payment of $22.50 per $1,000 principal amount of notes which was paid to all holders of notes. Payment for the notes and the consent payments were made on or about June 27, 2003.

     As previously announced, the consent solicitation relating to the notes has expired. The consents were being solicited to effect certain amendments to the indenture governing the notes. CCI and the trustee under the indenture governing the notes executed a supplemental indenture containing the amendments on June 27, 2003. Holders of all 9% senior subordinated notes that remain outstanding are bound by such amendments.

     Concurrently with the completion of the notes offering and the tender offer, CCITRIAD entered into a new senior credit facility with JPMorgan Chase Bank, as administrative agent, and J.P. Morgan Securities Inc., as arranger. The senior credit facility provides for revolving borrowings of up to $15 million. Borrowings under the senior credit facility will be used for working capital purposes and other general corporate purposes.

     CCITRIAD is an industry leader in enterprise systems and information services for the automotive aftermarket, and hardlines and lumber industries. Headquartered in Austin, TX, the company has operations in Livermore, CA, Denver, CO, Canada, France, Ireland and the United Kingdom.

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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements as to industry trends, future economic performance, availability of financing, products or service line growth, and customer relations information. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to those risks and uncertainties identified in Cooperative Computing, Inc.’s most recent Annual Report on Form 10-K, which has been filed with the United States Securities and Exchange Commission. Cooperative Computing, Inc. assumes no duty to update information contained in this document at any time.